Exhibit 10.01

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

MITCHAM INDUSTRIES, INC.

(“BUYER”)

and

MARK WELKER, TOMOKO WELKER,
CHEW KOK LEE PINNINGTON, MICHAEL PINNINGTON,
TIMOTHY PINNINGTON AND PHILLIP BULL
(“SEAMAP SHAREHOLDERS”)

July 1, 2005

i

Exhibits
Exhibit A	Defined Terms
Exhibit B	Promissory Notes
Exhibit C	Pledge Agreement

Schedules

Schedule 2.2(a)(i) — Cash Amount; Sellers Wire Transfer Instructions
Schedule 2.2(a)(ii) — Principal Promissory Notes Amounts
Schedule 3.1(a) — Earn-Out Notice
Schedule 3.3(a) — Sellers’ Proportionate Amount of Earn-Out Payments
Schedule 4.2 — Conflicts; Absence of Conflicts
Schedule 4.3 — Ownership
Schedule 5.2 — SeaMap Companies Jurisdiction Qualifications
Schedule 5.3 — Consents; Conflicts (SeaMap Companies)
Schedule 5.4 — Capitalization
Schedule 5.5 — Subsidiaries
Schedule 5.6 — Absence of Changes
Schedule 5.6(a)(11) — Repayment of Seller Loans
Schedule 5.7 — Affiliate Transactions
Schedule 5.8(b) — Scheduled Leases
Schedule 5.8(c) — Facilities
Schedule 5.9(a) — Leased Equipment
Schedule 5.9(b) — Scheduled Personal Property
Schedule 5.9(c) — Title to Personal Property
Schedule 5.10 — Scheduled Permits
Schedule 5.11 — Material Contracts
Schedule 5.12 — SeaMap Intellectual Property
Schedule 5.13 — Accounts Receivable
Schedule 5.14 — Brokers’ Fees
Schedule 5.15(a) — Financial Statements (SeaMap Companies)
Schedule 5.16 — Undisclosed Liabilities
Schedule 5.18 — Taxes
Schedule 5.19 — Inventory
Schedule 5.20 — Litigation
Schedule 5.21 — Warranty Claims
Schedule 5.22(a) — Employees; Employee Relations
Schedule 5.22(b) — Bonuses
Schedule 5.22(c) — Collective Bargaining
Schedule 5.22(d) — Employment, etc. Contracts
Schedule 5.23 — Employee Benefits
Schedule 5.24 — Environmental Matters
Schedule 5.25 —Customers; Suppliers
Schedule 5.26 — Bank Accounts; Powers of Attorney
Schedule 5.27 — Insurance
Schedule 5.29 — Certain Payments
Schedule 7.2 — Non-Competition
Schedule 7.8 — Purchase Price Allocation
Schedule 8.2(e) — Resignations

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this “Agreement”) is entered into as of July 1, 2005, by and among Mitcham Industries, Inc., a Texas corporation (the “Buyer”) and Mark Welker, Tomoko Welker, Chew Kok Lee Pinnington, Michael Pinnington, Timothy Pinnington and Phillip Bull (each referred to as a “SeaMap Shareholder” or a “Seller,” and collectively as the “SeaMap Shareholders” or the “Sellers”).

R E C I T A L S:

     WHEREAS, the SeaMap Shareholders collectively own 100% of the issued and outstanding shares of common stock of SeaMap International Holdings Pte. Ltd. (the “Parent Company”;

     WHEREAS, the Parent Company owns 100% of the issued and outstanding capital stock of SeaMap (UK) Limited, a United Kingdom company (“SeaMap UK”), SeaMap, Inc., a Texas corporation (“SeaMap US”) and SeaMap Pte, Ltd., a Singapore company (“SeaMap Singapore” and along with SeaMap UK, SeaMap US and the Parent Company, the “SeaMap Companies”)

     WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, the issued and outstanding capital stock of the Parent Company (the “Parent Company Shares”), subject to the terms and conditions contained herein;

     NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties contained herein, the parties hereto agree as follows:

AGREEMENTS

ARTICLE I
DEFINITIONS

     1.1 Certain Definitions. Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A by location herein.

ARTICLE II
PURCHASE AND SALE; CLOSING

     2.1 Transfer of Parent Company Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing:

          (a) the Sellers shall sell, transfer, assign, convey and deliver to Buyer the Parent Company Shares; and

          (b) Buyer shall purchase the Parent Company Shares.

     2.2 Purchase Price. (a) The total consideration (the “Purchase Price”) to be paid by Buyer to the Sellers for the sale, transfer, assignment, conveyance and delivery of the Parent Company Shares shall be as follows, subject to adjustment pursuant to Section 2.2(b) below and Article III:

               (i) cash in the aggregate amount of $3,500,000 (the “Cash Amount”) to be paid by Buyer to the Sellers at the Closing by wire transfer of immediately available funds in the amounts and in accordance with the wire transfer instructions contained on Schedule 2.2(a)(i) or other instructions provided by the respective Sellers to Buyer, in writing, at least two Business Days prior to the Closing;

               (ii) promissory notes from the Buyer to the Sellers (“Promissory Notes”), such promissory notes being in the aggregate principal amount of $3,000,000, being in the form of Exhibit B attached hereto and being in the respective principal amounts as specified on Schedule 2.2(a)(ii); and

               (iii) The Earn-Out Payments to be paid in accordance with Article III.

          (b) The Buyer and the Sellers intend that the SeaMap Companies not have any Indebtedness for Borrowed Monies outstanding at Closing. Accordingly, to the extent that any Indebtedness for Borrowed Monies remains unpaid at Closing, the Cash Amount payable at Closing will be reduced by the amount required to fully satisfy such obligations.

     2.3 Deliveries at Closing. At the Closing (a) the Sellers will deliver or cause to be delivered to Buyer, certificates representing the Parent Company Shares endorsed in blank or accompanied by blank stock powers and the various certificates, instruments and documents required to be delivered by the Sellers pursuant to Article VIII and (b) Buyer will deliver, or cause to be delivered to the Sellers the Cash Amounts, the Promissory Notes and various certificates, instruments and documents required to be delivered by Buyer pursuant to Article VIII.

ARTICLE III
EARN-OUT PAYMENTS

     Buyer agrees to pay to Sellers certain contingent purchase price payments provided that certain Earn-Out Earnings Thresholds and prerequisites are achieved, all as set forth in this Article III.

     3.1 Earn-Out Payments Procedures.

          (a) No later than 90 days after the completion of each Annual Earn-Out Period, Buyer shall deliver to the Sellers a certificate of its chief executive officer or its chief financial officer setting forth in reasonable detail Buyer’s calculations of the Earn-Out Payment, if any, payable by Buyer to each Seller for such Earn-Out Period (each, an “Earn-Out Notice”). For a period of 15 days following the Sellers’ receipt of such Earn-Out Notice, the Sellers may request from Buyer additional financial information or other supporting documentation for any items reasonably relating to the calculations of such Earn-Out Payment. Buyer shall promptly deliver such requested information and documentation to the Sellers not later than 15 days following receipt of the Sellers’ request. The Sellers shall have the right within 30 days following the later of the Sellers’ receipt of such Earn-Out Notice or Sellers’ receipt of the additional information requested to object to Buyer’s calculation of such Earn-Out Payment as set forth in such Earn-Out Notice. Any objection made by the Sellers shall be accompanied by materials showing in reasonable detail the Sellers’ support for its position. The Sellers shall be deemed to have waived any rights to object to Earn-Out Payments under this Agreement unless the Sellers furnish written objections, together with supporting materials, to Buyer within such 30-day period. Buyer and the Sellers shall meet to resolve any differences in their respective positions with respect to Buyer’s calculation of such Earn-Out Payment as set forth in such Earn-Out Notice delivered in accordance with this Section 3.1(a). If the parties are unable to agree upon such Earn-Out Payment, Buyer or the Sellers may submit the matter to be resolved through an arbitration procedure conducted in accordance with Schedule 3.1(a). If there is no timely objection as provided above, Buyer’s calculation of such Earn-Out Payment as set forth in such Earn-Out Notice shall be binding and final for purposes of this Agreement. If there is a timely objection as provided above, such Earn-Out Payment set forth in such Earn-Out Notice as revised, if applicable, by the agreement of Buyer and the Sellers or through arbitration as provided in Schedule 3.1(a), as applicable, shall be binding and final for purposes of this Agreement.

          (b) Following the final determination of the Earn-Out Payment for any Earn-Out Period in accordance with Section 3.1(a), if there is an Earn-Out Payment owing to the Sellers with respect to such Earn-Out Period, Buyer shall promptly (but in any event within five Business Days) (i) wire transfer in immediately available funds to the Sellers, in accordance with the instructions set forth on Schedule 2.2(a)(i) or to such other account as Sellers may specify in writing, an amount equal to the Earn-Out Payment attributable to such Earn-Out Period as so finally determined.

          (c) Buyer and the Sellers agree that they will, and that they will cause their respective representatives to, cooperate and assist in the calculation of the Earn-Out Payment for each Annual Earn-Out Period and in the conduct of the reviews referred to in the foregoing sections hereof, including making available, to the extent necessary, books, records, work papers and personnel. From and after the Closing, Buyer shall provide the Sellers with reasonable access (for the purpose of examining) during normal business hours to the books, records and personnel of Buyer, to the extent necessary to permit the Sellers to determine any matter relating to the rights and obligations of the Sellers under this Section 3.1, and Buyer shall promptly provide any additional information or materials reasonably requested by the Sellers in connection with the rights of the Sellers under this Section 3.1 and any review or financial information (including the Earn-Out Notice) delivered pursuant to this Article III.

     3.2 Earn-Out Payment Limitations. Notwithstanding anything to the contrary contained herein, (a) the aggregate Earn-Out Payments payable to the Sellers, in the aggregate, for any Annual Earn-Out Period shall in no event exceed $1,000,000 and (b) the aggregate Earn-Out Payments payable to the Sellers, in the aggregate, for all Earn-Out Periods shall in no event exceed $2,000,000. The obligation of Buyer to make Earn-Out Payments pursuant to this Article III shall terminate and expire on the first to occur of (a) April 30, 2010 (unless an Earn-Out Payment is due and owing for the Annual Earn-Out Period ending on April 30, 2010) and (b) at such time as the Sellers have received an aggregate $2,000,000 in Earn-Out Payments (“Earn-Out Period”).

     3.3 Definitions. The following terms used in this Article III shall have the following meanings:

          (a) Earn-Out Payment means a contingent purchase price payment of $1,000,000 with respect to an Annual Earn-Out Period which amount shall be due and payable by Buyer to the Sellers only if the Earn-Out Revenues of the SeaMap Companies exceed the Earn-Out Earnings Threshold applicable to such Annual Earn-Out Period. If the Earn-Out Revenues of the SeaMap Companies do not exceed the applicable Earn-Out Earnings Threshold for a particular Annual Earn-Out Period, then no Earn-Out Payment will be due and owing for such Annual Earn-Out Period. Each Seller’s proportionate amount of each Earn-Out Payment shall be as reflected on Schedule 3.3(a).

          (b) Earn-Out Earnings Threshold, with respect to any Annual Earn-Out Period, shall mean the following:

               (i) the Earn-Out Earnings Threshold applicable to the initial Annual Earn-Out Period shall mean Earn-Out Revenues in excess of $8,000,000;

               (ii) The Earn-Out Earnings Threshold applicable to any Annual Earn-Out Period after the initial Annual Earn-Out Period shall be as follows:

                    (1) if the Earn-Out Revenues in each of the prior Annual Earn-Out Periods were not in excess of $8,000,000, then the Earn-Out Threshold applicable to such Annual Earn-Out Period shall be $8,000,000;

                    (2) if the Earn-Out Revenues in any prior Annual Earn-Out Period was in excess of $8,000,000 but less than $10,000,000, then the Earn-Out Threshold applicable to such Annual Earn-Out Period shall be $10,000,000; and

                    (3) if the Earn-Out Revenues in any prior Annual Earn-Out Period was in excess of $10,000,000, then the Earn-Out Threshold applicable to such Annual Earn-Out Period will be $8,000,000.

          (c) Annual Earn-Out Period means a twelve-month period of operations of the SeaMap Companies with the initial Annual Earn-Out Period being the twelve-month period commencing on May 1, 2005 and ending April 30, 2006.

     (d) Earn-Out Revenues means actual revenues of the SeaMap Companies determined in accordance with GAAP and applied consistently with the accounting policies utilized by Buyer except that in calculating Earn-Out Revenues, any sales of SeaMap products from a SeaMap Company to Buyer or an Affiliate of Buyer shall be deemed to have been made at the lowest price of a sale of such SeaMap products made on an arm’s-length basis by a SeaMap Company to a third party which is not an Affiliate of Buyer within the applicable Annual Earn-Out Period. For purposes of determining Earn-Out Revenues, foreign income statement accounts (revenues and expenses) are converted to United States dollars based on the

“average exchange rate” for the applicable Earn-Out Period. The “average exchange rate” is calculated as the sum of exchange rates for each business day/total business days utilizing exchange rates published by the University of British Columbia Sauder School of Business via their PACIFIC (Policy Analysis Computing and Information Facility in Commerce) Exchange Rate Service website. If this source is not available, then the Buyer will determine a comparable source for accessing reliable exchange rate data.

     3.4 Delinquent Earn-Out Payments. If Buyer fails to timely pay any Earn-Out Payment required to be paid hereunder after Sellers have provided at least twenty (20) days written notice of such default to Buyer, and such Earn-Out Payment is not the subject of a resolution or arbitration proceedings pursuant to Section 3.1(a), then Buyer will be required to pay interest with respect to such delinquent Earn-Out Payment at the lesser of (i) the maximum nonusurious rate permitted by law and (ii) rate of fifteen percent per annum commencing on the expiration of the twenty (20) day default notice from Sellers and continuing until such Earn-Out Payment is paid.

     3.5 Buyer’s Covenants. Buyer covenants and agrees to use its commercially reasonable efforts to manage and operate the business in the ordinary course during the Earn-Out Period.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING
TO THE SEAMAP SHAREHOLDERS

     Subject to the provisions of Article IX hereof, each SeaMap Shareholder severally [(except that Mark Welker and Mrs. Mark Welker shall be jointly and severally liable for representations made by Mrs. Mark Welker and Michael Pinnington and Chew Kok Lee Pinnington shall be jointly and severally liable for representations made by Chew Kok Lee Pinnington)] hereby represents and warrants to Buyer as of the Closing Date as follows. Each SeaMap Shareholder hereby acknowledges that Buyer is relying on the following representations and warranties in entering into this Agreement.

     4.1 Authority; Enforceability. The SeaMap Shareholder has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the SeaMap Shareholder is a party and the performance of the transactions contemplated hereby and thereby have been duly and validly approved by such action, necessary on behalf of the SeaMap Shareholder. This Agreement and each of the Transaction Documents to which the SeaMap Shareholder is a party constitute the legal, valid and binding obligations of the SeaMap Shareholder, enforceable against the SeaMap Shareholder in accordance with their terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (such laws and principles being referred to herein as “Creditors’ Rights”). All other documents required hereunder to be executed and delivered by the SeaMap Shareholder at the Closing have been duly authorized, executed and delivered by the SeaMap Shareholder and constitute the legal, valid and binding obligations of the SeaMap Shareholder, enforceable against the SeaMap Shareholder in accordance with their terms, subject to the Creditors’ Rights.

     4.2 Consents; Absence of Conflicts. Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement or the other Transaction Documents by the SeaMap Shareholder, nor the consummation of the transactions contemplated hereby and thereby will (a) violate any provision of the Organizational Documents of the Seller or any SeaMap Company; (b) violate or breach the terms of, cause a default under, conflict with, result in the loss by the SeaMap Shareholders of any rights or benefits under, impose on the Seller or any SeaMap Company any additional or greater burdens or obligations under, create in any party additional or greater rights or benefits under, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Legal Requirement or (ii) any Contract to which the Seller or any SeaMap Company is a party or by which the Seller or any SeaMap Company, or any of their respective properties, is bound; or (c) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a) or (b) of this Section 4.2. Except as set forth on Schedule 4.2, the Seller nor any SeaMap Company is required to obtain or provide any consent or notice in connection with the consummation of the transactions contemplated by this Agreement. All such consents or notices have been obtained or given and have been furnished in writing to the Buyer.

     4.3 Ownership. The SeaMap Shareholder is the record and beneficial owner of the number of shares of the Parent Company set forth on Schedule 4.3. The SeaMap Shareholder owns such shares of the Parent Company free and clear of all Liens.

     4.4 Brokers’ Fees. The SeaMap Shareholder does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or its Affiliates (including the SeaMap Companies after the Closing) could become liable or obligated.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
RELATING TO THE SEAMAP COMPANIES

     Subject to the provisions of Article IX hereof, the Sellers hereby, jointly and severally, represent and warrant to Buyer as of the Closing Date as follows. The Sellers hereby acknowledge that Buyer is relying on the following representations and warranties in entering into this Agreement.

     5.1 Organization. Each of the Parent Company and SeaMap Singapore is a corporation duly organized and validly existing under the laws of Singapore. SeaMap UK is a company duly organized, validly existing and in good standing under the laws of United Kingdom. SeaMap US is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Sellers have delivered to Buyer true and complete copies of the Organizational Documents of each of the SeaMap Companies, each as amended to date and presently in effect (collectively, the “SeaMap Organizational Documents”). The Parent Company has, since its inception, been a holding company which has only held the shares of SeaMap Singapore, SeaMap UK and SeaMap US. Except for owning such shares, the Parent Company has, since its inception, conducted no business and held no other assets.

     5.2 Qualification; Power. Each SeaMap Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary, which jurisdictions (as applicable to each SeaMap Company) are listed on Schedule 5.2. Each SeaMap Company has all requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted.

     5.3 Consents; Absence of Conflicts. Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement or the other Transaction Documents by the Sellers, nor the consummation of the transactions contemplated hereby and thereby will (a) violate or breach the terms of, cause a default under, conflict with, result in the loss by any SeaMap Company of any rights or benefits under, impose on any SeaMap Company any additional or greater burdens or obligations under, create in any party additional or greater rights or benefits under, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Legal Requirement, (ii) the SeaMap Organizational Documents or (iii) any Contract to which any SeaMap Company is a party or by which any SeaMap Company, or any of its properties, is bound, including the Material Contracts; (b) result in the creation or imposition of any Lien on any of the SeaMap Assets or the Parent Company Shares; (c) result in the cancellation, forfeiture, revocation, suspension or modification of any SeaMap Asset or any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority; or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section 5.3. Except as set forth on Schedule 5.3, no SeaMap Company is required to obtain or provide any consent or notice in connection with the consummation of the transactions contemplated by this Agreement. All such consents or notices have been obtained or given and have been furnished in writing to Buyer.

     5.4 Capitalization.

          (a) Schedule 5.4 sets forth a true and complete list that accurately reflects the outstanding Interests in each SeaMap Company.

          (b) The issued and outstanding shares of capital stock of the SeaMap Companies (the “SeaMap Company Shares”) have been duly authorized, are validly issued and are fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal or other similar rights of any Person.

          (c) There are no shares of capital stock of any SeaMap Company outstanding other than as reflected in Schedule 5.4. There are no Contracts (including, without limitation, options, warrants, calls and preemptive rights) obligating Sellers or any SeaMap Company (i) to issue, sell, pledge, dispose of or encumber any Interests in such SeaMap Company, (ii) to redeem, purchase or acquire in any manner any Interests in such SeaMap Company or (iii) to make any dividend or distribution of any kind with respect to any Interests in such SeaMap Company.

          (d) Except as set forth in Schedule 5.4, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights affecting the Interests in any SeaMap Company. There are no voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting of the Interests in any of the SeaMap Companies.

          (e) Upon delivery of stock powers relating to the Parent Company Shares or certificates representing the Parent Company Shares duly endorsed to Buyer, together with any other documents reasonably requested by Buyer, the Sellers at Closing will transfer valid title thereto to Buyer, free of any Lien.

     5.5 Subsidiaries. There are no, and there have not been any, Persons (including any joint ventures) in which a SeaMap Company owns, or, except as disclosed on Schedule 5.5, has owned during the past five years, of record or beneficially, any direct or indirect (through a subsidiary or otherwise) Interest. There are no outstanding obligations of any SeaMap Company to provide funds or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Interest (whether from the issuer or another Person) or otherwise) in, any other Person.

     5.6 Absence of Changes.

          (a) Except as set forth on Schedule 5.6, since January 1, 2004:

               (1) there has not been any Material Adverse Effect;

               (2) the Business has been operated and maintained in the Ordinary Course of Business;

               (3) there has not been any material damage, destruction or loss to any material portion of the SeaMap Assets, whether covered by insurance or not;

               (4) there has been no merger or consolidation of any SeaMap Company with any other Person or any acquisition by any SeaMap Company of the stock, material assets or business of any other Person or any agreement with respect thereto;

               (5) there has been no (i) issuance of any Interests in any SeaMap Company, (ii) any repurchase or redemption of any Interests in any SeaMap Company, or (iii) split, combination or reclassification of any Interests in any SeaMap Company;

               (6) there has been no declaration or payment of any dividend or other payment on the Interests in any SeaMap Company;

               (7) there has been no borrowing of funds, agreement to borrow funds, or guaranty or agreement to maintain the financial position of any Person by any SeaMap Company;

               (8) no SeaMap Company has entered into any employment, consulting, severance or indemnification agreement or an agreement with respect to a retention bonus with any of its employees or any other Person, nor has any SeaMap Company incurred or entered into any collective bargaining agreement or other obligation to any labor organization or employee;

               (9) there has been no actual, pending or, to the Knowledge of the Sellers, threatened adverse change in a material respect in the relationship of any SeaMap Company with any material customer, supplier, distributor or sales representative of the Business;

               (10) there has been no material increase in the compensation or benefits of any director, officer or employee of any SeaMap Company or the Business;

               (11) other than the repayment of Seller loans and other payment as scheduled on Schedule 5.6(a)(11) there has been no payment by any SeaMap Company to any director, officer, member, partner, employee or holder of any Interest in any SeaMap Company, or any Affiliate of the foregoing (whether as a loan or otherwise) except regular compensation, expense reimburements and usual benefits payments consistent with past practices;

               (12) no SeaMap Company has entered into any contract agreement or arrangement with any director, officer, member, partner, employee of or holder of any Interest in any SeaMap Company or any Affiliate of the foregoing; and

               (13) there is no Contract to do any of the foregoing, except as expressly permitted by this Agreement.

          (b) Except as set forth on Schedule 5.6, since January 1, 2004, no SeaMap Company has sold or disposed of any of its assets (other than any such sales of products in the Ordinary Course of Business).

     5.7 Affiliate Transactions. Schedule 5.7 describes all services and assets owned, licensed to or otherwise held by any SeaMap Shareholder or any of their respective Affiliates (other than a SeaMap Company), that are or were made available or provided to or used by a SeaMap Company or the Business within the one-year period prior to the date of this Agreement or which may be required to operate the Business from and after the Closing Date consistent with past practices in the preceding year. Except as set forth in Schedule 5.7, (a) no SeaMap Company is obligated to pay currently or in the future any amounts to any SeaMap Shareholder or any of their respective Affiliates, and none of the SeaMap Shareholders nor any of their respective Affiliates is obligated to pay currently or in the future any amounts to any SeaMap Company and (b) since January 1, 2004, no SeaMap Company has purchased, transferred or leased any real or personal property from or for the benefit of any SeaMap Shareholder or of their respective Affiliates and no SeaMap Company has sold, transferred or leased any real or personal property to any SeaMap Shareholder or of their respective Affiliates.

     5.8 Real Property.

          (a) No SeaMap Company owns any real property (beneficially or of record).

          (b) Schedule 5.8(b) lists all surface leases (and the lands covered thereby) pursuant to which a SeaMap Company leases real property (all such listed leases collectively, the “Scheduled Leases”), together with a general description of any improvements located thereon, in each case specifying the name of the lessor, lessee, sublessor or sublessee and the date and term of each lease. A true and complete copy of each of the Scheduled Leases, as amended to date, has been furnished to Buyer. The Person identified on Schedule 5.8(b) as the lessee or sublessee under any particular Scheduled Lease is the lessee or has succeeded to the rights of the lessee under such Scheduled Lease and owns the leasehold interest created pursuant to such lease free and clear of all Liens except Permitted Liens. Each Scheduled Lease is in full force and effect and constitutes a binding obligation of each landlord, lessor or sublessor thereunder, enforceable against such landlord, lessor or sublessor in accordance with its terms. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default under any Scheduled Lease by a SeaMap Company or by Buyer after the Closing or, to the Knowledge of the Sellers, by any other party to any Scheduled Lease. Each Person identified on Schedule 5.8(b) as the lessee or sublessee under any particular Scheduled Lease either owns the improvements located on the lands covered by such lease or validly occupies such improvements in accordance with the terms of such lease free and clear of all Liens except Permitted Liens. All consents required under the Scheduled Leases in connection with the transactions contemplated by this Agreement have been obtained and furnished in writing to Buyer.

          (c) The real property leased pursuant to the Scheduled Leases constitutes all of the real property (“Real Property”) which is used in connection with the ownership and operations of the Business. The SeaMap Companies have full right and authority to use and operate all of the improvements located on the Real Property, subject to applicable Legal Requirements and Permitted Liens. To the Knowledge of the Sellers, such improvements are being used, occupied, and maintained in all material respects by the SeaMap Companies in accordance with all applicable easements, contracts, permits, insurance requirements, restrictions, building setback lines, covenants and reservations. Certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Real Property have been issued for the relevant SeaMap Company’s occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. To the Knowledge of the Sellers, there is no pending or threatened condemnation, eminent domain, compulsory acquisition or similar proceeding or special assessment affecting any of the Real Property, nor have the Sellers or any SeaMap Company received notification that any such proceeding or assessment is contemplated. Except as set forth on Schedule 5.8(c), to the Knowledge of the Sellers, the improvements located on the Real Property (the “Facilities”) are free from material structural and mechanical defects (including roofs) and have been used by the SeaMap Companies in the Ordinary Course of Business and remain as of the date hereof in suitable and adequate condition for such continued use in all material respects. The SeaMap Companies have not deferred maintenance of the Facilities in contemplation of the transactions contemplated by this Agreement. All of the Real Property has direct access to public roads without the use of any easement, license or right of way.

          (d) The Sellers have furnished Buyer with true and complete copies of all deeds, leases, title opinions, title insurance policies and surveys in its possession or in the possession of any of the SeaMap Companies that relate to the Real Property, together with copies of all reports of any engineers, environmental consultants or other consultants in their possession relating to any of the Real Property.

          (e) All utilities (including, without limitation, water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Real Property in sufficient quantities and quality to adequately serve the Real Property in connection with the operation of the Business conducted therefrom as such operations are currently conducted thereon.

     5.9 Personal Property.

          (a) Schedule 5.9(a) lists (i) each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or held for use by the SeaMap Companies in connection with the Business that is subject to a lease (the “Leased Equipment”) and (ii) the effective date, the periodic payment and the original term of such Leased Equipment accounted for on the books and records of the SeaMap Companies as an operating lease (each, an “Operating Equipment Lease”).

          (b) Unless listed on Schedule 5.9(a), Schedule 5.9(b) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property owned by a SeaMap Company and used by a SeaMap Company or any of their Affiliates in connection with the Business having a fair market value or book value of $1,000 or more (the “Scheduled Personal Property”).

          (c) The Leased Equipment and the Scheduled Personal Property (together, the “Personal Property”) constitute all of the tangible personal property necessary for the continued ownership, use and operation of the Business consistent in all material respects with the past practices of SeaMap Companies since January 1, 2004 and with the practices of the SeaMap Companies as of the date hereof. Except as set forth on Schedule 5.9(c), the SeaMap Companies have good and marketable title to such Personal Property and all other tangible personal property used or held for use by the SeaMap Companies or any of their Affiliates in connection with the Business, free and clear of all Liens except Permitted Liens. Upon the consummation of the transactions contemplated by this Agreement, the SeaMap Companies will have good title to the Personal Property and such other tangible personal property free and clear of all Liens except Permitted Liens. Each item of Personal Property is in good working order and repair in all material respects (taking its age and ordinary wear and tear into account), has been operated and maintained in the Ordinary Course of Business and remains in suitable and adequate condition in all material respects for use consistent with its primary use since January 1, 2004 (or later acquisition date). The SeaMap Companies and their Affiliates have not deferred maintenance of any such item in contemplation of the transactions contemplated by this Agreement.

     5.10 Permits. Schedule 5.10 lists all permits, licenses, certificates, authorizations and approvals granted by any Governmental Authority (each, a “Permit”) and used or held by a SeaMap Company in connection with the ownership of the SeaMap Assets and used in the Ordinary Course of Business of the SeaMap Companies (the “Scheduled Permits”). The Scheduled Permits constitute all Permits necessary for the continued ownership, use and operation of the Business consistent in all material respects with the past practices of the Business. Except as set forth in Schedule 5.10, the Scheduled Permits are valid and in full force and effect and no SeaMap Company is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of the Scheduled Permits.

5.11 Contracts.

          (a) Schedule 5.11 identifies each of the following Contracts used in connection with the Business to which a SeaMap Company is a party or by which it or its properties is bound (each such identified Contract, a “Material Contract”):

                    (1) any Contract or group of related Contracts that provides for the payment by a SeaMap Company of more than $10,000 in any consecutive 12-month period or more than $50,000 over the remaining life of such Contract other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than 30 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

                    (2) any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by a SeaMap Company of goods or services in excess of $10,000 in any 12-month period;

                    (3) any Contract that grants any Person the right to sell products or provide services within any geographical region other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than 30 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

                    (4) any Contract that purports to limit the freedom of any SeaMap Company to compete in any line of business or to conduct business in any geographic location;

                    (5) any Contract that is for the sale of goods or services and has not been substantially completed by a SeaMap Company as of the Closing Date and which (A) was entered into by such SeaMap Company on terms known at the time the Contract was entered into not to be commercially reasonable or (B) was entered into with the expectation that such SeaMap Company would incur a loss;

                    (6) any Contract that was entered into outside of the Ordinary Course of Business of the SeaMap Companies;

                    (7) any Contract constituting a partnership, joint venture, strategic alliances or other similar arrangement;

                    (8) any Contract relating to Indebtedness for Borrowed Money, any Contract creating a capital lease obligation, any Contract for the sale of accounts receivable, any Contract constituting a guarantee of debt of any third Person or any Contract requiring a SeaMap Company to maintain the financial position of any other Person;

                    (9) any Contract in respect of Intellectual Property Rights granted to or by a SeaMap Company;

                    (10) any lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $10,000 in any consecutive 12-month period;

                    (11) any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement;

                    (12) any Contract creating a Lien on any of the SeaMap Assets that will not be fully discharged at or prior to the Closing;

                    (13) any Contract between a SeaMap Company, on the one hand, and any SeaMap Shareholder or any Affiliate of a SeaMap Shareholder, on the other hand (including any Contract providing for (i) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by this Agreement or (ii) indemnification by a SeaMap Company);

                    (14) any Contract providing for the purchase or sale of real property;

                    (15) any Contract with any Governmental Authority;

                    (16) any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts; and

                    (17) any Contract otherwise material to the SeaMap Companies.

          (b) True and complete copies (including all amendments) of each Material Contract have been provided to Buyer if such Material Contract is in writing; if such Material Contract is oral, a summary of the material terms of such Material Contract has been provided to Buyer and such Material Contract has been identified as an oral Contract in Schedule 5.11. Except as disclosed in Schedule 5.11: (i) each Material Contract is the legal, valid obligation of the SeaMap Company which is a party thereto, and to the Knowledge of the Sellers, any other Person party thereto, binding and enforceable against SeaMap Companies and, to the Knowledge of the Sellers, any other Person party thereto, in accordance with its terms subject to Creditors’

Rights; (ii) each Material Contract has not been terminated, and neither the applicable SeaMap Companies nor, to the Knowledge of the Sellers, any other Person is in breach or default thereunder, and to the Knowledge of the Sellers no event has occurred that with notice or lapse of time, or both, would constitute a breach or default, or permit termination, modification in any manner adverse to the applicable SeaMap Companies or acceleration thereunder; (iii) to the Knowledge of the Sellers, no party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract; and (iv) there are no Material Waivers regarding any Material Contract that have not been disclosed in writing to Buyer.

     5.12 Intellectual Property.

          (a) Schedule 5.12 identifies all material Intellectual Property Rights owned or used in the conduct of the Business (the “SeaMap Intellectual Property”). The SeaMap Intellectual Property constitutes all Intellectual Property Rights necessary for the continued operation of the Business consistent with the past practices of the Business in the preceding year.

          (b) The SeaMap Companies have ownership of, or valid licenses to use, all of the SeaMap Intellectual Property, free and clear of all Liens other than Permitted Liens. All consents, if any, required under the SeaMap Intellectual Property in connection with the transactions contemplated by this Agreement have been obtained and furnished in writing to Buyer. Each item of SeaMap Intellectual Property will continue to be held by the SeaMap Companies on identical terms and conditions immediately following the consummation of the transactions contemplated by this Agreement as are in effect immediately prior to such consummation.

          (c) Except as disclosed on Schedule 5.12, during the three-year period preceding the date of this Agreement, no SeaMap Company has been a party to any judicial or administrative proceeding alleging, and no SeaMap Company has been notified during such three-year period of any allegation of, any infringement or misappropriation of any item of the SeaMap Intellectual Property, whether owned by a SeaMap Company or any other Person. Except as disclosed on Schedule 5.12, there has been no other material infringement or misappropriation by any SeaMap Company of any Intellectual Property Rights of third persons or of any continuing material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by any other Person of any of the SeaMap Intellectual Property. No SeaMap Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by any SeaMap Company.

          (d) The SeaMap Companies have taken reasonable measures to protect the confidentiality of the trade secrets and confidential information of the SeaMap Companies with respect to the Business.

          (e) Except as set forth on Schedule 5.12, all statutory obligations and all fees, annuities and other payments which are due on or before the Closing Date for any of the SeaMap Intellectual Property including, without limitation, all United States or foreign patents, patent applications, trademark registrations, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid in full.

     5.13 Accounts Receivable. Except as disclosed in Schedule 5.13, each of the Accounts Receivable arose in the Ordinary Course of Business of the SeaMap Companies and represents the genuine, valid and legally enforceable indebtedness of the account debtor and no contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice) has been asserted or, to the Knowledge of Seller, is threatened by any of the account debtors of such Accounts Receivable. To the Knowledge of the Sellers, none of the account debtors of the Accounts Receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due except as disclosed in Schedule 5.13. The SeaMap Companies have good and valid title to the Accounts Receivable free and clear of all Liens except Permitted Liens. No goods or services, the sale or provision of which gave rise to any Accounts Receivable, have been returned or rejected by any account debtor or lost or damaged prior to receipt thereby. Set forth on Schedule 5.13 is a listing of aged Accounts Receivable as of a date no more than 7 days prior to the date hereof. The SeaMap Companies have not written off any of its accounts receivable as uncollectible, except as set forth on Schedule 5.13. All accounts receivable are fully collectible subject only to reserves expressly provided on the unaudited balance sheet of the SeaMap Companies dated [April 30, 2005].

     5.14 Brokers’ Fees. Except as set forth on Schedule 5.14, none of the SeaMap Companies or any of their Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or its Affiliates (including any of the SeaMap Companies after the Closing) could become liable or obligated.

     5.15 Financial Statements.

          (a) Attached hereto as Schedule 5.15(a) are copies of (i) the unaudited balance sheet of the SeaMap Companies (on a consolidated basis) at December 31, 2004 and the related unaudited statements of income for the year then ended and (ii) the unaudited balance sheet of the SeaMap Companies (on a consolidated basis) at December 31, 2004 and the related unaudited statements of income for the years then ended (collectively, the “Annual Financial Statements”), and the unaudited balance sheet of the SeaMap Companies (on a consolidated basis) as of April 30, 2005 (the "Interim Balance Sheet”) and the related unaudited statements of income for the four-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements.” Except as set forth on Schedule 5.15(a), the Financial Statements (i) have been prepared in accordance with Applicable Accounting Standards, consistently applied throughout the periods covered thereby, (ii) fairly present, in all material respects, the financial condition and results of operations of the SeaMap Companies as of the respective dates thereof and for the respective periods covered thereby, subject, however, in the case of the Interim Financial Statements, to normal non-material year-end adjustments and accruals and, in the case of the Financial Statements, to the absence of notes and other textual disclosure, and (iii) have been provided from, and are in accordance with, the books and records of the SeaMap Companies.

          (b) The April 30, 2005 balance sheet reflects the cash position of the SeaMap Companies as of such date. Since April 30, 2005 and except as provided in Schedule 5.6(a)(11), the SeaMap Companies have not made any cash payments or distributions to any of the Sellers or repaid any loans or other obligations of the SeaMap Companies in favor of any of the Sellers or any of their Affiliates.

     5.16 No Undisclosed Liabilities. Except as set forth on Schedule 5.16, none of the SeaMap Companies nor the Business has any liability, other than (i) liabilities set forth on the Interim Balance Sheet and (ii) liabilities which have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business.

     5.17 Legal Compliance. Each SeaMap Company is in compliance in all material respects with all applicable Legal Requirements. Notwithstanding the foregoing, no representation or warranty is made in this Section 5.17 with respect to Employees, Employee Benefits, and Environmental Matters, which are covered exclusively by Sections 4.22, 4.23, and 4.24, respectively.

     5.18 Taxes. Except as disclosed on Schedule 5.18 (i) all Tax Returns required to be filed on or before the Closing Date by or with respect to the SeaMap Companies or with respect to the income or operations of the SeaMap Companies or the SeaMap Assets have been duly and timely filed with the appropriate Governmental Authority, (ii) all Tax Items required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects, (iii) all Taxes owed by the SeaMap Companies or owed with respect to the income or operations of the SeaMap Companies or the SeaMap Assets that are or have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) all Tax withholding and deposit requirements imposed with respect to the SeaMap Companies or their employees or with respect to the income or operations of the SeaMap Companies have been satisfied in full, (vi) there are no Liens (other than Permitted Liens) on any of the SeaMap Assets or the shares of any of the SeaMap Companies that arose in connection with any failure (or alleged failure) to pay any Tax, (vii) there is no claim pending or, to the Knowledge of the Sellers, threatened by any Governmental Authority in connection with any such Tax, (viii) none of such Tax Returns is now under audit or examination by any Governmental Authority, (ix) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any such Tax Return or the assessment or collection of any such Tax, (x) no SeaMap Company is a party to any Tax indemnity agreement or arrangement and has any obligation to indemnify or make a payment to any person in respect of any Tax for any past, current or future period, (xi) to the Knowledge of the Sellers, no claim has ever been made by a Governmental Authority in a jurisdiction in which a SeaMap Company does not file Tax Returns that it is or may be required to file a Tax Return in that jurisdiction, (xii) none of the SeaMap Assets is held in an arrangement that could be classified as a partnership for Tax purposes, (xiii) the SeaMap Companies will not be required to include any amount in income for any taxable period beginning after January 1, 2004 as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Governmental Authority with respect to any such taxable period, or to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in the prior period as a result of the installment method of accounting, the completed contract method of accounting, or the long-term contract method of accounting, (xiv) none of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any material item of income or gain to a SeaMap Company, (xv) none of the SeaMap Assets are “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond-financed property” (within the meaning of Section 168(g)(5) of the Code) and (xvi) all of the material SeaMap Assets have been properly listed and described on the property tax rolls for the taxing units in which the SeaMap Assets are located. If the SeaMap Companies are required to include in any period after the Closing Date income that accrued in a prior period but was not recognized in the prior period as a result of a change in the cash method of accounting, such income that is required to be included is specified on Schedule 5.18.

     5.19 Inventory. Each SeaMap Company owns its inventory free and clear of all Liens except Permitted Liens. None of such inventory is covered by any financing statements except those filed in connection with Permitted Liens. Except as disclosed on Schedule 5.19, such inventory was acquired for sale in the Ordinary Course of Business and is in good and saleable condition and is not obsolete, slow moving or damaged, except to the extent reflected in reserves set forth in the Interim Balance Sheet. Such inventory is located at the locations as noted on Schedule 5.19 and none of such inventory is subject to any consignment, bailment, warehousing or similar arrangement, except as set forth on Schedule 5.19.

     5.20 Litigation. Except as set forth on Schedule 5.20, there are no actions, suits or proceedings pending or, to the Knowledge of the Sellers, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against a SeaMap Company or any of its Affiliates that affect or would affect the Business or the SeaMap Assets or the consummation of the transactions contemplated hereby.

     5.21 Product and Service Warranty. (a) Schedule 5.21 identifies any warranty claim asserted during the three year period prior to the date hereof from which a SeaMap Company or any of its Affiliates has incurred costs in excess of $25,000.

          (b) Except as disclosed in Section 5.21 of the Disclosure Schedule, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority against or involving any product, substance or material (collectively, a “Product”), or class of claims or lawsuits involving the same or similar SeaMap Product manufactured, produced, distributed or sold by or on behalf of any of the SeaMap Companies which is pending or, to the Knowledge of the Sellers, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any SeaMap Product manufactured, produced, distributed or sold by or on behalf of any of the SeaMap Companies, or any alleged failure to warn, or from any breach of implied warranties or representations, (ii) to the Seller’s Knowledge, there has not been any Occurrence (as defined below), and (iii) there has not been, nor is there under consideration or investigation by the Companies, any Product recall, rework, retrofit or post-sale warning (collectively “Recalls”) conducted by or on behalf of the SeaMap Companies concerning any SeaMap Products manufactured, produced, distributed or sold by or on behalf of the SeaMap Companies or, to the

Knowledge of the Sellers, any product recall conducted by or on behalf of any entity as a result of any alleged defect in any SeaMap Product supplied by the SeaMap Companies.

          (c) For purposes of this Section 5.21, the term “Occurrence” shall mean any accident, happening or event which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship, including, without limitation, any alleged failure to warn or breach of express or implied warranties or representations, with respect to, or any such accident, happening or event otherwise involving a SeaMap Product (including any parts or components) manufactured, produced, distributed or sold by or on behalf of the SeaMap Companies.

          (d) Except as set forth on Schedule 5.21, the SeaMap Companies do not offer or sell insurance or consumer protection plans or other similar arrangements that could result in any SeaMap Company being required to make any material payment to or perform any material service for any person thereunder.

     5.22 Employees; Employee Relations.

          (a) Schedule 5.22(a) identifies for each SeaMap Company the following:

               (1) the name, job title, original hire date, service date, bonus, if any, paid for calendar year 2004, and current annual salary (or rate of pay) of each of its salaried employees and other compensation (including, without limitation, normal bonus, profit-sharing, pension benefits and other compensation) now payable to each of its salaried employees;

               (2) any increase currently planned to become effective after the date of this Agreement in the total compensation or rate of total compensation (including, without limitation, normal bonus, profit-sharing, pension benefits and other compensation) payable to each of its employees, other than ordinarily scheduled increases based on seniority in the Ordinary Course of Business;

               (3) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within 60 days) made by any SeaMap Company to, or made to any SeaMap Company by, any director, officer or employee of any SeaMap Company;

               (4) all transactions outside of the Ordinary Course of Business between any SeaMap Company and any of its directors, officers or employees since January 1, 2004; and

               (5) the name of each director and officer (including the title of any officer).

          (b) Except as set forth on Schedule 5.22(b) or to the extent accrued as a current liability on the Interim Balance Sheet, all bonuses, if any, due and payable as of the Closing Date to employees of the SeaMap Companies have been paid in full to such employees prior to Closing or will be accrued as a liability on the Final Closing Date Balance Sheet. The compensation and benefits (including vacation benefits) paid or provided with respect to all employees of the SeaMap Companies have been reflected in the Financial Statements for the periods covered thereby. Except as set forth on Schedule 5.22(b), as of the date of this Agreement, no current or former employee of a SeaMap Company is on a disability leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits.

          (c) Except as disclosed on Schedule 5.22(c), no SeaMap Company is a party to, or is bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated. Except as set forth on Schedule 5.22(c), there are no labor disputes existing or, to the Knowledge of the Sellers, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production and no SeaMap Company has experienced any labor difficulties during the last year. No grievance or other legal action arising out of any such collective bargaining agreement or relationship exists, or to the Knowledge of the Sellers, is threatened.

          (d) The relationship of each SeaMap Company with its employees, as a group, is satisfactory and, to the Knowledge of the Sellers, such employees have not indicated that they will not continue in their employ following the Closing. Except as listed on Schedule 5.22(d), no SeaMap Company is (i) a party to any employment, consulting, non-compete, management, severance, termination pay or similar Contract with any individual or employee, either express or implied, or (ii) currently negotiating, and does not have any outstanding offer with respect to, any such agreement or matter.

          (e) No legal proceedings, charges, complaints, grievances or similar actions have been commenced or, to the Knowledge of the Sellers, threatened, with respect to any SeaMap Company under any Legal Requirement affecting the employment relationship, and to the Knowledge of the Sellers, no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims. No SeaMap Company is subject to any settlement or consent decree with any present or former employee, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect of employment practices and policies. No Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of any SeaMap Company.

          (f) To the Knowledge of the Sellers, each SeaMap Company is and has been in compliance with all applicable Legal Requirements relating to the employment of labor, including but not limited to employment and employment practices, terms and conditions of employment, wages and hours, payroll documents, equal opportunity, occupational health and safety, severance, termination or discharge, collective bargaining and the payment of employee welfare and retirement and other Taxes, and no SeaMap Company is in violation of any Legal Requirements concerning retention of independent contractors.

     5.23 Employee Benefit Matters.

          (a) Schedule 5.23 lists each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) which is sponsored, maintained or contributed to or by any SeaMap Company for the benefit of the current or former employees, officers or directors of any SeaMap Company, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                    (1) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

                    (2) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 5.23(a)(1).

          (b) True, correct and complete copies of each of the Plans, and related trusts, if applicable, including all amendments thereto, have been furnished or made available to Buyer. There has also been furnished or made available to Buyer, with respect to each Plan and to the extent applicable: (i) the most recent annual or other report filed with each Governmental Authority, (ii) the insurance contract and other funding agreement, and all amendments thereto, and (iii) the most recent summary plan description.

          (c) No SeaMap Company contributes to and has an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Plan is an employee pension benefit plan within the meaning of Section 3(2) of ERISA (including a multiemployer plan, within the meaning of Section 3(37) of ERISA, or a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code). No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. Each Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination. Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Plan or Contract listed on Schedule 5.22(d) provides retiree medical or retiree life insurance benefits to any Person, and SeaMap Companies is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

          (d) Each SeaMap Company has substantially performed all obligations, whether arising by operation of any Legal Requirement or by contract, required to be performed by it in connection with the Plans, and each Plan has been administered in substantial compliance with its governing documents and applicable Legal Requirements. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Sellers, threatened against, or with respect to, any of the Plans or their assets, and there is no matter pending with respect to any of the Plans before any Governmental Authority. Except for the Plans, there are no employee benefit plans, that are sponsored, maintained or contributed to, or have been sponsored, maintained or contributed to within six years prior to the Closing Date, by any SeaMap Company or any affiliate of a SeaMap Company.

          (e) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under the Plans or under any Contract listed on Schedule 5.22(d) which, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

          (f) The SeaMap Companies have made all payments required to be made to the “central provident funds” or any other similar labor funds established under Singapore Law.

     5.24 Environmental Matters.

          (a) Environmental Authorizations. Schedule 5.24 sets forth all Environmental Authorizations required for operation of the Business. No additional Environmental Authorizations are required for the sale and transfer of the Parent Company Shares to Buyer or are required to be obtained by Buyer for the operation of the Business and use of the SeaMap Assets by Buyer as of the Closing Date. Except as otherwise disclosed in Schedule 5.24, the Environmental Authorizations described therein are in full force and effect. There are no proceedings pending or, to the Knowledge of the Sellers, threatened which might affect (i) the validity of any Environmental Authorization described in Schedule 5.24, (ii) the ability of any SeaMap Company or Buyer to obtain prior to the Closing Date any Environmental Authorization described in Schedule 5.24 which has not been obtained at the date of this Agreement, or (iii) the ability of Buyer to obtain within the time specified by applicable Environmental Law any Environmental Authorization described in Schedule 5.24, nor is there any basis for any such proceeding.

          (b) Environmental Liens. None of the SeaMap Assets or other property used in the Business is subject to any Lien imposed by or arising under any Environmental Law, and there are no proceedings pending or, to the Knowledge of the Sellers, threatened for imposition of any such Lien, nor is there any basis for any such Lien or proceeding.

          (c) Environmental Compliance. Except as set forth in Schedule 5.24, (i) each SeaMap Company is, and at all times in the past within the applicable limitations period has been, in material compliance with all Environmental Laws in connection with owning, using, maintaining, or operating its business or assets; (ii) each location at which a SeaMap Company operates is, and at all times in the past within the applicable limitations period has been, in material compliance with all Environmental Laws; and (iii) to the Knowledge of the Sellers, there are no pending, or any threaten allegations by any Person that a SeaMap Company’s properties or assets is not, or that its businesses has not been conducted, in compliance with all Environmental Laws.

          (d) Environmental Liabilities. There are no present or past actions, activities, circumstances, conditions, events or incidents, including, without limitation, any Release of any Hazardous Materials, with respect to the Business or the SeaMap Assets that could reasonably be expected to form the basis for assertion of any Environmental Liability against any owner or operator of the Business or the SeaMap Assets. There has been no Release of Hazardous Materials in connection with the Business for which all clean-up, remediation and restoration actions required under Environmental Laws have not been performed and completed to the satisfaction of the relevant Environmental Authority. To the knowledge of Sellers, there is no asbestos contained in or forming part of any equipment, property, building, building component, structure or office space used in connection with the Business.

          (e) Environmental Proceedings. There are no proceedings pending or, to the Knowledge of the Sellers, threatened against any SeaMap Company or any of its respective Affiliates or any Predecessor with respect to operation of the Business, against the Business itself or any property used therein, in which any violation of any Environmental Law is alleged or any Environmental Liability is asserted, nor is there any basis for any such proceeding.

          (f) Environmental Reports. The Sellers have provided Buyer with all internal and external environmental audits, assessments, reports, studies, documents, and correspondence on environmental matters and compliance with Environmental Laws relating to operation of the Business or use of the SeaMap Assets that are in the possession or control of the SeaMap Companies.

     5.25 Customers, Vendors and Suppliers. (a) Schedule 5.25 sets forth a complete and correct list of (i) the 10 largest customers of each SeaMap Company during such SeaMap Company’s last full fiscal year, (ii) each customer whose purchases exceed 5% of the aggregate net sales of each SeaMap Company during such SeaMap Company’s last full fiscal year, (iii) the 10 largest suppliers by dollar volume of each of the SeaMap Companies and the aggregate dollar volume of purchases by each of the SeaMap Companies from such suppliers for such fiscal year and (ix) all customers or suppliers who have terminated, or delivered a formal notice or written allegation of a default with respect to, any agreement, contract or other arrangement with any of the SeaMap Companies since January 1, 2004 involving an amount in excess of $25,000 or with whom any of the SeaMap Companies have terminated, or delivered a formal notice or written allegation of a default with respect to, any agreement, contract or other arrangement since January 1, 2004, involving an amount in excess of $25,000, in each case with or without cause, prior to the stated expiration thereof.

          (b) To the Knowledge of the Sellers, there is no present intent of any significant customer, vendor or supplier of the Business to discontinue or substantially alter its relationship as such with the Business or Buyer upon consummation of the transactions contemplated hereby.

     5.26 Bank Accounts; Powers of Attorney. Schedule 5.26 sets forth each bank, savings institution and other financial institution with which a SeaMap Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Except as disclosed on Schedule 5.26, no SeaMap Company has given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever.

     5.27 Insurance. Schedule 5.27 sets forth a true and complete list of all policies, binders, and insurance contracts under which any SeaMap Company, the Business or any of the SeaMap Assets is insured (the “Insurance Policies”). With respect to each Insurance Policy, Schedule 5.27 sets forth a true and correct description of (a) the scope of coverage, (b) the limits of liability, (c) deductibles and other similar amounts, and (d) the aggregate limits and available coverage (if less than the aggregate limits) as of the date hereof. Each of the Insurance Policies is in full force and effect, there has been no written notice of any cancellation or any threatened cancellation of any Insurance Policy.

     5.28 Books and Records. All books and records relating to the ownership and operation of the Business and the SeaMap Assets are located at the premises of the Business to which such books and records primarily relate, have been maintained substantially in accordance with applicable Legal Requirements and comprise all of the material books and records relating to the ownership and operation of the Business and the SeaMap Assets.

     5.29 Certain Payments. (a) Except as set forth in Schedule 5.29, no finder’s fee or other payment has been, or will be, made by or on behalf of any of the SeaMap Companies in respect of, or in connection with, any commitment to any Person which is not a party to such commitment. Except as set forth in Schedule 5.29, no funds or assets of any of the SeaMap Companies have been used for illegal purposes; no unrecorded funds or assets of any of the SeaMap Companies have been established for any purpose; no accumulation or use of the SeaMap Companies’ corporate funds or assets has been made without being properly accounted for in the books and records of such SeaMap Company; all payments by or on behalf of each of the SeaMap Companies have been duly and properly recorded and accounted for in their respective books and records; no fraudulent entry has been made in the books and records of any of the SeaMap Companies for any reason; no payment has been made by or on behalf of any of the SeaMap Companies with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and none of the SeaMap Companies has made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign.

          (b) Neither a SeaMap Company nor any director, officer, agent, employee or other person associated with or acting on behalf of a SeaMap Company has made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee, or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Sellers as of the Closing Date as follows. Buyer hereby acknowledges that the Sellers are relying on the following representations and warranties in entering into this Agreement.

     6.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

     6.2 Authority; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the performance of its obligations contemplated hereby and thereby have been duly and validly approved by all corporate action necessary on behalf of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party constitutes the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms, subject to Creditors’ Rights. All other documents required hereunder to be executed and delivered by Buyer at the Closing have been duly authorized, executed and delivered by such entity and constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms, subject to the Creditors’ Rights.

     6.3 Absence of Conflicts. Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby will (a) violate or breach the terms of, cause a default under, conflict with, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Legal Requirement, or (ii) any material Contract to which Buyer is a party or by which it, or any of its properties, is bound; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of Buyer’s assets or properties; (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority; or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section 6.3.

     6.4 Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or their respective Affiliates could become liable or obligated.

ARTICLE VII
COVENANTS

     7.1 Releases and Termination. Each SeaMap Shareholder hereby releases and discharges Buyer and its Affiliates (including each SeaMap Company after the Closing) and their respective successors, heirs and assigns from any and all obligations (including indemnification obligations) and Claims, known and unknown, that have accrued or may accrue and that relate to acts or omissions prior to the Closing Date, including any and all Damages, whether such obligations, Claims or Damages arise in tort, contract or statute, including without limitation obligations, Claims or Damages (a) arising under SeaMap Organizational Documents or any Contract of any of the SeaMap Companies and (b) relating to actions or omissions of such SeaMap Company, or any acts or omissions of the directors, shareholders or officers (former or present) including those committed while serving in their capacity as shareholders, directors, officers, employees or similar capacities of such SeaMap Company, and including in each case any and all Claims which the SeaMap Shareholder does not know or suspect to exist in his, her or its favor as of the date hereof. Each SeaMap Shareholder hereby waives any preemptive rights that he or it may have, or ever had, with respect to any Interest in any SeaMap Company and waives any right he or it may have under the SeaMap Organizational Documents or otherwise to acquire any Interest in any SeaMap Company being transferred pursuant to, or as contemplated by, this Agreement or any transfer that occurred prior to the date hereof. THE RELEASES CONTAINED IN THIS SECTION 7.1 APPLY TO ALL CLAIMS, AND EACH SEAMAP SHAREHOLDER AGREES TO WAIVE THE BENEFITS OF ANY LAW (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CLAIMANT DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT.

     7.2 Non-Competition.

          (a) (i) Each SeaMap Shareholder (each a “Non-Competition Party” and collectively, the “Non-Competition Parties”), in order to induce Buyer to enter into this Agreement, expressly covenants and agrees that during the Prohibited Period (as defined below), (A) the Non-Competition Party will not engage directly or indirectly in any business in which the Business is engaged (a “Competing Business”) in the restricted area specified in Schedule 7.2 hereof (the “Restricted Area”), (B) the Non-Competition Party will not, and will cause its Affiliates not to, directly or indirectly, own, manage, operate, join, become an employee or consultant of, control or participate in or be connected with, or loan money to or sell or lease equipment to, any business, individual, partnership, firm, corporation or other entity, which engages in a Competing Business in the Restricted Area and (C) the Non-Competition Party will not, and will cause its Affiliates not to, sell or market, directly or through distributors, brokers or other intermediaries, any SeaMap Products and the Non-Competition Party will not join, become an employee or consultant of, control or participate in or be connected with, or loan money to or sell or lease equipment to, any business, individual, partnership, firm, corporation or other entity which sells any SeaMap Products, in each case in the Restricted Area in which SeaMap sells or markets, directly or through distributors, brokers or other intermediaries, any SeaMap Products as of the Closing Date. As used in this Section 7.2(a), “Business” shall refer to the services provided by SeaMap in the operation of the Business during the 12-month period preceding the Closing Date, or other services that are functionally equivalent. “Prohibited Period” shall mean three years from and after the Closing Date. “SeaMap Products” shall mean the products provided by the SeaMap Companies in the operation of the Business during the 12-month period preceding the Closing Date, or other products that are functionally equivalent.

               (ii) Notwithstanding the restrictions contained in Section 7.2(a)(i), a Non-Competition Party may own an aggregate of not more than 5% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7.2(a)(i), provided that neither the Non-Competition Party nor its Affiliates have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and are not involved in the management of such corporation.

               (iii) Each of the Non-Competition Parties further expressly covenants and agrees that during the Prohibited Period, the Non-Competition Parties will not, and the Non-Competition Parties will cause its Affiliates not to (1) engage or employ, or solicit or contact with a view to the engagement or employment of any person who is an officer or employee of Buyer and its controlled Affiliates (including the SeaMap Companies after the Closing) or (2) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Buyer and its controlled Affiliates (including the SeaMap Companies after the Closing) any person who or which is a customer of Buyer and its controlled Affiliates (including the SeaMap Companies after the Closing).

               (iv) To the extent that any part of this Section 7.2(a) may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

          (b) The Non-Competition Parties and Buyer agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.2(a) are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Buyer. The Non-Competition Parties and Buyer further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 7.2, Buyer shall be entitled to immediate injunctive relief, as any such breach would cause Buyer irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Buyer from pursuing any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

          (c) The Non-Competition Parties hereby represent to Buyer that they have read and understand, and agree to be bound by, the terms of this Section 7.2. The Non-Competition Parties acknowledge that the geographic scope and duration of the covenants contained in this Section 7.2 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the SeaMap Companies, (ii) the fact that the Business is conducted throughout the geographic area where competition is restricted by this Agreement, and (iii) the amount of consideration that the Non-Competition Parties or their Affiliates are receiving in connection with the transactions contemplated by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, the parties hereto waive any provision of applicable Legal Requirements that would render any provision of this Section 7.2 invalid or unenforceable.

     7.3 Use of Name. Except in the normal course of employment with Buyer or one of its subsidiaries, from and after the Closing Date, no SeaMap Shareholder nor any of their Affiliates will directly or indirectly use in any manner any trade name, trademark, service mark or logo used by the SeaMap Companies or any word or logo that is similar in sound or appearance.

     7.4 Further Assurances. Each party hereto will, at the request of any other party hereto, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement.

     7.5 Confidentiality. Each SeaMap Shareholder agrees that after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Business or a SeaMap Company shall be maintained in confidence and shall not be divulged by the SeaMap Shareholder or any of its Affiliates to any party unless and until they shall become public knowledge (other than by disclosure in breach of this Section 7.5) or as required by applicable Legal Requirements; provided, before any SeaMap Shareholder or any of its Affiliates discloses any of the foregoing as may be required by applicable Legal Requirements, such Person shall give Buyer reasonable advance notice and take such reasonable actions as Buyer may propose to minimize the required disclosure.

     7.6 Books and Records. The Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to the originals of all Books and Records. The Sellers will promptly deliver to Buyer such originals or copies of all Books and Records. Buyer shall cooperate in all reasonable respects with Sellers and will make available to the Seller, during normal business hours, the Books and Records which relate to the period preceding the Closing Date and which are necessary or useful in connection with any third-party tax inquiry, audit or similar investigation or any dispute or litigation; provided, however, that prior to receiving access to any of the Books and Records, the Sellers shall enter into a customary confidentiality agreement binding on them and any other Person to whom the information may be disclosed; and provided further, however, that Buyer shall be entitled to destroy Books and Records in accordance with a customary document retention policy.

     7.7 Publicity. Except as required by a court of competent jurisdiction or applicable Legal Requirements, including applicable securities laws and regulations, and except for disclosures required to be made in the financial statements of Buyer or any of its Affiliates or in offering documents, none of the parties hereto nor any of their respective Affiliates shall, without the prior consent of the other parties (which shall not be unreasonably withheld), make any statement or any public announcement or press release with respect to the transactions contemplated by this Agreement.

     7.8 338 Election. The SeaMap Shareholders acknowledge that Buyer intends to make a Section 338(g) election with respect to the transactions contemplated by this Agreement. Nothing in this Agreement shall prevent the Buyer from making an election to have the Code and similar provisions of state law (“Section 338 Elections”) apply to the acquisition of any or all of the SeaMap Companies. The allocation of the purchase price among the assets of the SeaMap Companies shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. The Sellers shall accept the Buyer’s determination of the purchase price allocations as set forth on Schedule 7.8 attached hereto and shall report, act, file in all respects and for all purposes consistent with such determination of the Buyer.

ARTICLE VIII
CLOSING; CLOSING DELIVERIES

     8.1 Closing. The closing of the purchase and sale of the Parent Company Shares (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002, commencing at 9:00 a.m., local time, on the date hereof (the “Closing Date”).

     8.2 Seller Deliveries. At the Closing, the Sellers shall deliver or cause to be delivered to Buyer:

          (a) SeaMap Companies Share Certificates. Certificates representing the Parent Company Shares, duly endorsed to Buyer or accompanied by separate powers sufficient for the transfer of all of the Sellers’ right, title and interest in such Parent Company Shares to Buyer;

          (b) SeaMap Companies Secretary Certificates. Certificates, dated the Closing Date, signed by the secretary of each SeaMap Company (i) attaching certified copies of the SeaMap Organizational Documents applicable to such SeaMap Company, (ii) certifying that all director, shareholder and other actions required to authorize and approve the execution and delivery of this Agreement and the other documents and agreements provided for herein and the transactions contemplated hereby and thereby have been taken and setting forth copies of such actions and (ii) certifying the accuracy of the specimen signature(s) of the officer(s) of SeaMap Company executing this Agreement and such other documents and agreements;

          (c) Approvals and Consents. Copies of all permits, consents or approvals of third parties or Governmental Authorities, the granting of which are necessary for the consummation of the transactions contemplated herein or for preventing the termination of any right, privilege, license, permit, certificate or agreement of the SeaMap Companies upon the consummation of the transactions contemplated herein;

          (d) Public Certificates. Copies of certificates of existence and good standing for each of the SeaMap Companies issued by the appropriate public officials of Singapore, the United Kingdom and the State of Texas (USA), as applicable, each dated as of a recent date;

          (e) Resignations. The written resignations of each director and officer of SeaMap Companies set forth on Schedule 8.2(e); and

          (f) Other Documents. All other documents reasonably requested by Buyer to be delivered by the Sellers in connection with the consummation of the transactions contemplated by this Agreement.

     8.3 Buyer Deliveries. At the Closing, Buyer shall deliver or cause to be delivered:

          (a) Cash Amount. The Cash Amount to the Sellers pursuant to Section 2.2(a);

          (b) Promissory Notes. The Promissory Notes to the Sellers pursuant to Section 2.2(b).

          (c) Pledge of Shares. A Pledge Agreement, in the form of Exhibit C attached hereto, wherein Buyer pledges the shares of the Parent Company for the benefit of the Sellers to secure payment of the Promissory Notes and payment of Earn-Out Payments.

          (d) Buyer Secretary Certificate. A certificate, dated the Closing Date, signed by the secretary of Buyer (i) certifying on behalf of Buyer that all corporate actions by Buyer required to authorize and approve the execution and delivery of this Agreement and the other documents and agreements provided for herein and the transactions contemplated hereby and thereby have been taken and setting forth copies of such corporate actions and (ii) certifying the accuracy of the specimen signature(s) of the officer(s) or other authorized representative(s) of Buyer executing this Agreement and such other documents and agreements;

          (e) Approvals and Consents. Copies of all permits, consents or approvals of third parties or Governmental Authorities, the granting of which are necessary for the consummation of the transactions contemplated herein; and

          (f) Other Documents. All other documents reasonably requested by the Sellers to be delivered by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IX
INDEMNIFICATION

     9.1 Indemnities of the Sellers.

          (a) Seller Indemnified Liabilities. Subject to the provisions of this Article IX, from and after the Closing, the Seller shall, jointly and severally, indemnify defend and hold harmless Buyer, Buyer’s Affiliates, and their respective directors, stockholders, officers, partners, successors, transferees and assignees (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any Damages or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Seller Indemnified Liabilities,” and individually as a “Seller Indemnified Liability”): (i) any breach of any representation or warranty made by the Sellers in this Agreement; (ii) any breach by the Sellers of any covenant or obligation of the Sellers in this Agreement; and (iii) any pre-closing liability which shall include any liabilities or obligations arising out of the operation of the business of the SeaMap Companies prior to the Closing other than liabilities, obligation or Claims specifically disclosed in the Disclosure Schedules attached to this Agreement or liabilities or obligations which have arisen in the ordinary course of business since April 30, 2005 and do not individually or in the aggregate materially and adversely impact the SeaMap Companies.

          (b) Time Limitations. Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Buyer Indemnified Parties be permitted to make any Claim under Section 9.1(a) unless such Claim is first made on or prior to the first anniversary of the Closing; provided, however, that such one year survival period shall not apply to (i) any Claim under Section 9.1(a)(i) relating to the breach of any representation or warranty contained in Article IV or any representation or warranty regarding the title to the Parent Company Shares or to any of the SeaMap Assets (which Claim, in any such case, may be asserted indefinitely), (ii) any Claim under Section 9.1(a)(i) relating to the breach of any representation or warranty contained in Section 5.18 or under Section 9.1(a)(iv) (which Claim, in any such case, may be asserted on or before the date which is one month after the expiration of any applicable statutes of limitation), or (iii) any Claim under Section 9.1(a)(ii) (which Claim may be asserted within one year after the applicable breach of a covenant by the Seller).

          (c) Claim Limitations. Notwithstanding anything to the contrary herein and except for Section 5.4, (i) Sellers shall not have liability for Seller Indemnified Liabilities pursuant to Section 9.1 (excluding any breach of preclosing and post-closing covenants) until the aggregate Claims exceed $100,000 and only to the extent such Claims exceed $100,000 and (ii) Sellers’ maximum aggregate liability for Seller Indemnified Liabilities (post-closing covenants) shall not exceed $1,000,000; provided the foregoing limitations shall not apply to a knowing breach by Sellers.

     9.2 Indemnities of Buyer.

          (a) Buyer Indemnified Liabilities. Subject to the provisions of this Article IX, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Sellers, (collectively, the “Seller Indemnified Parties”) from, against and in respect of any Damages or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Buyer Indemnified Liabilities”): (i) breach of any representation or warranty made by Buyer in this Agreement or (ii) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

          (b) Time Limitation. Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Seller Indemnified Parties be permitted to make any Claim under Section 9.2 unless such Claim is first made on or prior to the first anniversary of the Closing; provided, however, that such one year survival period shall not apply to any Claim under Section 9.2(a)(ii) (which Claim may be asserted within one year after the applicable breach of a covenant by Buyer).

     9.3 Claim Procedures. Each party that desires to make a Claim for indemnification pursuant to this Article IX (an “Indemnified Party”) shall provide notice (a “Claim Notice”) thereof in writing to Buyer (if the Indemnified Party is a Seller Indemnified Party) or to the Seller (if the Indemnified Party is a Buyer Indemnified Party) (“Indemnifying Party”), specifying the nature and basis for such claim and a copy of all papers served with respect to such claim (if any). For purposes of this Section 9.3, receipt by a party of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such party shall require prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice shall not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

     9.4 Calculation, Timing, Manner and Characterization of Indemnification Payments.

          (a) Subject to the provisions hereof, payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim shall be made as and when damages with respect thereto are incurred by the Indemnified Party and within five Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made within five Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article IX or (ii) if disputed, the date of the adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement. All amounts due and payable under this Article IX (x) with respect to a Third-Party Claim, shall bear interest at the Past Due Rate from the date due and payable hereunder until the date paid and (y) with respect to a claim other than a Third-Party Claim, shall bear interest at the Past Due Rate from the date the Indemnified Party suffers the damages until the date paid except that interest payable with respect to any delinquent Earn-Out Payments shall be governed by Section 3.4.

          (b) Any indemnity payments made hereunder shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Legal Requirements.

     9.5 Survival. Except to the extent expressly limited by this Agreement, the representations, warranties, covenants, and indemnities set forth in this Agreement shall survive the Closing and delivery of the Transaction Documents.

     9.6 Reliance. The parties acknowledge and agree that any of the subsections of Section 9.1 may be relied upon independently of and without regard to any other of such subsections more specifically or generally covering the same subject matter and without regard to the knowledge of any party entitled to the benefits of the provisions of Article IX.

     9.7 Control of Third-Party Claims.

          (a) In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim hereunder, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial. The Indemnifying Party shall not be entitled to settle any Third-Party

Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

          (b) If the Indemnifying Party, by the 30th day after receipt of notice of any Third-Party Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party shall not settle or compromise any Third-Party Claim for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed).

          (c) Notwithstanding anything in this Section 9.7 to the contrary, Buyer shall in all cases be entitled to control the defense of a Third-Party Claim if Buyer reasonably believes such Third-Party Claim could adversely effect in any material respect Buyer or its Affiliates other than as a result of money damages or if injunctive or other non-monetary relief has been sought against Buyer or its Affiliates.

     9.8 Offset Rights and Limitations. If any amounts are owing to Buyer from Sellers in accordance with the terms of this Agreement and such amounts are not paid to Buyer within the appropriate time period specified in this Agreement, then, in any such case, Buyer may elect (but shall not be required to elect and may pursue remedies directly against the Sellers) to:

                    (1) offset against the Promissory Notes any amounts owing by the Sellers under this Agreement to Buyer; or

                    (2) offset against any cash Earn-Out Payments any amounts owing by the Sellers under this Agreement to Buyer.

Buyer shall be entitled, in its sole discretion, to elect to offset any such amounts pursuant to Section 9.8(a)(1) or Section 9.8(a)(2), or any combination thereof, and shall not be required to elect any such offset in any particular amounts or any particular order.

     9.9 Express Negligence. THE PARTIES HERETO INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE IX BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, BUT LIMITED TO THE EXTENT PROVIDED ABOVE, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE IX SHALL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR

PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

     9.10 Exclusive Remedy. In the absence of fraud, the indemnification provisions in this Article IX will be the sole and exclusive remedy and recourse for any breach of this Agreement by Buyer or the Seller, except as expressly provided herein, and except for Buyer’s breach of payment obligations under Section 2.2 or Article III hereof, in either event, Sellers shall be entitled to recovery of reasonable attorneys’ fees and costs. In addition, (a) in the event of a breach or threatened breach by any Seller of any of the provisions of Sections 7.2, 7.3 or 7.5, Buyer shall be entitled to immediate injunctive relief, as the Sellers acknowledge and agree that any such breach would cause Buyer irreparable injury for which they would have no adequate remedy at law; and (b) any party hereto shall be entitled to seek specific performance against any other party hereto pursuant to Section 10.11.

ARTICLE X
MISCELLANEOUS

     10.1 Assignment. This Agreement and the rights hereunder may not be assigned by Buyer without the prior written consent of the Seller; provided, however, that Buyer may assign without the Seller’s consent the provisions and benefits of this Agreement to any transferee of all or substantially all of the Business, and each of the Seller hereby consents to any such assignment. This Agreement and the rights hereunder may not be assigned by any Seller without the prior written consent of Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     10.2 Notices. Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing and will be deemed given (a) when received if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

     If to any of the SeaMap Shareholders, addressed to:

_____________________

_____________________

_____________________

_____________________

     With a copy to:

_____________________

_____________________

_____________________

_____________________

     If to Buyer, addressed to:

Mitcham Industries, Inc.
8141 Hwy 75 South
Huntsville Texas 77340

     With a copy to:

_____________________

_____________________

_____________________

_____________________

or to such other place and with such other copies as either party may designate as to itself by written notice to the others in accordance with this Section 10.2.

     10.3 Choice of Law. This Agreement shall be construed and interpreted and the rights of the parties governed by the internal laws of Texas.

     10.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits, Annexes and Schedules hereto, and the other Transaction Documents constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties including the letter of intent dated October 11, 2004 and there are no other warranties, representations or other agreements between the parties in connection with the subject matter. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly agreed to in writing by the affected party.

     10.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signature pages shall suffice for Closing with the agreement that original pages shall be forthcoming.

     10.6 Expenses. Each party hereto will be responsible for its own legal fees and other expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement. Notwithstanding the foregoing, any stamp taxes or other transfer taxes or duties payable upon transfer of the shares of the Parent Company from Sellers to Buyer shall be borne by the Sellers.

     10.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     10.8 References; Headings; Interpretation. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection” and words of similar import refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. All references to “$” or “dollars,” in the Agreement shall refer to the United States dollars unless otherwise specifically noted.

     10.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, the Buyer Indemnified Parties, the Seller Indemnified Parties and their successors and assigns permitted under this Agreement, and no provisions of this Agreement shall be deemed to confer upon any other Persons any remedy, claim, liability, reimbursement, cause of action or other right except as expressly provided herein.

     10.10 No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

     10.11 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any State thereof having jurisdiction over the parties hereto and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

“Buyer” MITCHAM INDUSTRIES, INC.
By:
Billy F. Mitcham, Jr.
President and Chief Executive Officer

“SeaMap Shareholders”

MARK WELKER

TOMOKO WELKER

CHEW KOK LEE PINNINGTON

MICHAEL PINNINGTON

TIMOTHY PINNINGTON

PHILLIP BULL

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT A

DEFINED TERMS

     Accounts Receivable means all accounts and notes receivable from account, note and other debtors of the SeaMap Companies outstanding as of the date hereof.

     Affiliate means with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. With respect to any natural person, the term “Affiliate” shall also mean (1) the spouse of such Person; and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (2) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (3) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (1) or (2) preceding.

     Agreement has the meaning set forth in the introductory paragraph.

     Annual Earn-Out Period has the meaning set forth in Section 3.3(c).

     Annual Financial Statements has the meaning set forth in Section 5.15.

     Applicable Accounting Standards means the accounting standards of the particular country in which the SeaMap Companies are located.

     Books and Records means all books and records pertaining to the SeaMap Companies, the Business, and the SeaMap Assets, including, but not limited to, all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, suppliers lists, personnel records relating to the employees of the SeaMap Companies, catalogs, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans.

     Business means the business and operations as are currently being performed by the SeaMap Companies, including the manufacture, sale and distribution of seismic, hydrographic and offshore industry products.

     Business Day means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.

     Buyer has the meaning set forth in the introductory paragraph.

     Buyer Indemnified Liabilities has the meaning set forth in Section 9.2(a).

     Buyer Indemnified Parties has the meaning set forth in Section 9.1(a).

ANNEX A-1

     Cash Amount has the meaning set forth in Section 2.2(a)(i).

     Claim means any and all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders.

     Claim Notice has the meaning set forth in Section 9.3.

     Closing has the meaning set forth in Section 8.1.

     Closing Date has the meaning set forth in Section 8.1.

     Code means the Internal Revenue Code of 1986, as amended.

     Competing Business has the meaning set forth in Section 7.2(a)(i)(A).

     Contract means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

     Creditors’ Rights has the meaning set forth in Section 4.1.

     Current Assets means those assets known as “current assets” under Applicable Accounting Standards.

     Current Liabilities means those liabilities known as “current liabilities” under Applicable Accounting Standards.

     Damages means all debts, liabilities, obligations, losses, including diminution of value, damages, loss of profits, cost and expenses, whether actual, consequential or punitive, interest (including, without limitation, prejudgment interest), penalties, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

     Earn-Out Earnings has the meaning set forth in Section 3.3(d).

     Earn-Out Earnings Threshold has the meaning set forth in Section 3.3(b).

     Earn-Out Notice has the meaning set forth in Section 3.1(a).

     Earn-Out Payment has the meaning set forth in Section 3.3(a).

     Earn-Out Period has the meaning set forth in Section 3.2(a).

     Environmental Authority means any department, agency, or other body or component of any Governmental Authority that exercises any form of jurisdiction or authority under any Environmental Law.

ANNEX A-2

     Environmental Authorization means any license, permit, order, approval, consent, notice, registration, filing or other form of permission or action required under any Environmental Law.

     Environmental Laws means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including without limitation ambient air, surface, water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     Environmental Liabilities means any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the cost of performing any remedial action required under Environmental Laws in response to a Release of Hazardous Materials, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorneys’ fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or proceeding, regardless of whether such claim or proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon any owner or operator of the Business, to the extent any of the foregoing arise out of:

               (a) failure of a SeaMap Company or any of its Affiliates, any Predecessor, or the Business to comply at any time before the Closing Date with all Environmental Laws;

               (b) presence of any Hazardous Materials on, in, under, at or in any way affecting any property used in the Business at any time before the Closing Date;

               (c) a Release at any time before the Closing Date of any Hazardous Materials on, in, at, under or in any way affecting the Business or any property used therein or at, on, in, under or in any way affecting any adjacent site or facility;

               (d) identification of a SeaMap Company or any of its Affiliates or any Predecessor as a potentially responsible party under any Environmental Law;

               (e) presence at any time before the Closing Date of any above-ground and/or underground storage tanks, or any asbestos-containing material on, in, at, or under any property used in connection with the Business; or

               (f) any and all claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating at the Business or any adjoining property, resulting from operation thereof, or located at the Business, where such exposure allegedly occurred prior to the Closing Date.

     ERISA has the meaning set forth in Section 5.23(a)(1).

     Facilities has the meaning set forth in Section 5.8(c).

ANNEX A-3

     Financial Statements has the meaning set forth in Section 5.15.

     GAAP means generally accepted accounting principles in the United States.

     Governmental Authority means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

     Hazardous Materials shall mean chemicals, pollutants, contaminants, wastes and toxic substances, including without limitation, materials designated as solid or hazardous waste, hazardous substances or toxic substances.

     Indemnified Party has the meaning set forth in Section 9.3.

     Indebtedness for Borrowed Money, for a particular Person, means, without duplication, indebtedness of such Person for borrowed money, including, without limitation, (i) the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; and (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments.

     Indemnifying Party has the meaning set forth in Section 9.3.

     Insurance Policies has the meaning set forth in Section 5.27.

     Intellectual Property Rights means all United States and foreign (i) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (ii) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (iii) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (iv) trade secrets, proprietary information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases; (v) the right to sue and collect damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing; and (vi) rights relating to any of the foregoing.

     Interest means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

     Interim Balance Sheet has the meaning set forth in Section 5.15.

     Interim Financial Statements has the meaning set forth in Section 5.15.

ANNEX A-4

     Knowledge of the Sellers means the knowledge of each of the Sellers after reasonable investigation and the knowledge of any other director, officer or employee of any of the SeaMap Companies having supervisory or management responsibilities as of the date hereof.

     Leased Equipment has the meaning set forth in Section 5.9(a).

     Legal Requirement means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under Environmental Laws) of any Governmental Authority.

     Lien means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, security interest, mortgage or encumbrance of any nature whatsoever including as a statutory landlord lien.

     Material Adverse Effect means any material and adverse effect on the assets, liabilities, financial condition, business, operations, affairs or prospects of any SeaMap Company or the Business.

     Material Contract has the meaning set forth in Section 5.11(a).

     Material Waiver means a waiver by the relevant Party of a provision of a Material Contract which waiver will result in Buyer or a SeaMap Company, as applicable, either (i) receiving less consideration under the Material Contract than would have been received without the waiver, or (ii) incurring greater liability under the Material Contract than would have been incurred without the waiver.

     Non-Competition Parties has the meaning set forth in Section 7.2.

     Occurrence has the meaning set forth in Section 5.21(b).

     Operating Equipment Lease has the meaning set forth in Section 5.9(a).

     Ordinary Course of Business means, when used in reference to any Person, the ordinary course of business consistent with past customs and practices of such Person.

     Organizational Documents means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

     Parent Company has the meaning set forth in the recitals.

     Parent Company Shares has the meaning set forth in the recitals.

ANNEX A-5

     Past Due Rate means the lesser of (a) the maximum nonusurious rate permitted by law and (b) fifteen percent (15%) per annum.

     Permit has the meaning set forth in Section 5.10.

     Permitted Liens means:

               (i) Liens for Taxes which are not yet due and payable; and

               (ii) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the Final Closing Date Balance Sheet.

     Person means any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government.

     Personal Property has the meaning set forth in Section 5.9(c).

     Plan or Plans has the meaning set forth in Section 5.23(a).

     Predecessor shall mean any Person whose liabilities, including without limitation liabilities arising under any Environmental Law, have or may have been retained or assumed by any Seller Party or any of its Affiliates, either contractually or by operation of law.

     Product has the meaning set forth in Section 5.21(b).

     Prohibited Period has the meaning set forth in Section 7.2(a)(i).

     Promissory Notes(s) has the meaning set forth in Section 2(a)(ii).

     Purchase Price has the meaning set forth in Section 2.2.

     Real Property has the meaning set forth in Section 5.8(c).

     Recalls has the meaning set forth in Section 5.21(b).

     Release shall mean “release” as defined in any Environmental Law.

     Restricted Area has the meaning set forth in Section 7.2(a)(i)(A)

     SeaMap Assets means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by the SeaMap Companies.

     SeaMap Intellectual Property has the meaning set forth in Section 5.12(a).

ANNEX A-6

     SeaMap Companies has the meaning set forth in the recitals

     SeaMap Organizational Documents has the meaning set forth in Section 5.1.

     SeaMap Products has the meaning set forth in Section 7.2(a)(i).

     SeaMap Shareholders has the meaning set forth in the introductory paragraph.

     SeaMap Singapore has the meaning set forth in the recitals.

     SeaMap UK has the meaning set forth in the recitals.

     SeaMap US has the meaning set forth in the recitals.

     Scheduled Leases has the meaning set forth in Section 5.8(b).

     Scheduled Permits has the meaning set forth in Section 5.10.

     Scheduled Personal Property has the meaning set forth in Section 5.9(b).

     Seller(s) has the meaning set forth in the introductory paragraph.

     Seller Indemnified Liabilities or Seller Indemnified Liability has the meaning set forth in Section 9.1(a).

     Seller Indemnified Parties has the meaning set forth in Section 9.2(a).

     Tax or Taxes means any taxes, assessments, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property) value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any item for which liability arises by contract or as a transferee or successor.

     Tax Items means all items of income, gain, loss, deduction and credit and other tax items.

     Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Third Party Claim means a third party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any director, stockholder, officer, member, partner or employee of any such Indemnified Party or its Affiliates.

     Transaction Documents means this Agreement and all agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.

ANNEX A-7